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                                                                EXHIBIT 8.1



                                February 2, 2000



Global TeleSystems Europe B.V.
World Trade Center
Strawinskylaan 425
1077 XX Amsterdam
The Netherlands


Ladies and Gentlemen:

     We have acted as special United States tax counsel for Global TeleSystems Europe B.V., a Netherlands company (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a registration statement on Form S-4 (the "Registration Statement") and the prospectus included therein. Pursuant to the Registration Statement, up to Euro 225,000,000 aggregate principal amount of the Company's outstanding 10 1/2% Senior Notes due 2006 and Euro 275,000,000 aggregate principal amount of the Company's outstanding 11% 1/2% Senior Notes due 2009 (the "Outstanding Notes") are exchangeable for up to Euro 225,000,000 aggregate principal amount of the Company's 10 1/2% Senior Notes due 2006 and up to Euro 275,000,000 aggregate principal amount of the Company's outstanding 11% Senior Notes due 2009 (the "Exchange Notes"; and the offer of the Company to exchange the Exchange Notes for the Outstanding Notes, the "Exchange Offer"), respectively. The Outstanding Notes were, and the Exchange Notes will be, issued pursuant to an Indenture dated as of November 24, 1999 between the Company and United States Trust Company of New York as trustee (the "Trustee"), registrar, paying agent and transfer agent, and an Indenture dated as of November 24, 1999 between the Company and the Trustee, registrar, paying agent and transfer agent.

TAX OPINION

         Based upon and subject to the foregoing and consideration of applicable law, we are of the opinion that, subject to the limitations set forth therein, the discussion in the prospectus under the caption "Certain Tax Considerations--The United States" accurately describes the material United States federal income tax considerations relevant to the acquisition, ownership and disposition of the Exchange Notes in general and in the context of the Exchange Offer. The foregoing opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury



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Regulations (including proposed Regulations and temporary Regulations)
promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement in connection with U.S. federal income tax considerations of the exchange offer. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, and the rules and regulations of the Commission promulgated thereunder.

                                             Very truly yours,


                                             /s/ Shearman & Sterling